UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 5, 2014

Independence Contract Drilling, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36590	37-1653648
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11601 North Galayda Street Houston, Texas 77086
(Address of principal executive offices)
(281) 598-1230
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On November 5, 2014, Independence Contract Drilling, Inc. (the “Company”) amended and restated its existing credit facility with a syndicate of financial institutions led by CIT Finance, LLC (the “A&R Credit Facility”). The A&R Credit Facility increases the aggregate commitments under the facility from $125 million to $155 million. In addition, the facility provides for an additional uncommitted $25.0 million accordion feature that allows for future increases in the facility.
The A&R Credit Facility is secured by substantially all of the Company’s assets. Borrowings by the Company are subject to a borrowing base formula that allows for borrowings of up to 85% of eligible trade accounts receivable not more than 90 days outstanding, plus up to 75% of the appraised forced liquidation value of the Company’s eligible, completed and owned drilling rigs. Beginning on November 5, 2015, the 75% advance rate on the Company’s eligible completed and owned drilling rigs decreases by 1.25% per quarter. The A&R Credit Facility matures on November 5, 2018.
At our election, interest under the A&R Credit Facility is determined by reference to either (i) the London Interbank Offered Rate (“LIBOR”), plus 4.5% or (ii) a “base rate” equal to the higher of the prime rate published by JP Morgan Chase Bank, the federal funds effective rate plus 0.05% or three-month LIBOR plus 1%, plus, in each case, 3.5%. The Company also pays, on a quarterly basis, a commitment fee of 0.50% per annum on the average daily amount of the available commitments under the credit facility.  The obligations under the A&R Credit Facility are secured by the assets of the Company and all future direct and indirect subsidiaries of the Company and will be unconditionally guaranteed by such subsidiaries.
The A&R Credit Facility contains various financial covenants including a leverage covenant, springing fixed charge coverage ratio and rig utilization ratio. Additionally, the A&R Credit Facility contains restrictive covenants that limit the ability of the Company and any future subsidiaries to, among other things: incur or guarantee additional indebtedness or issue disqualified capital stock, transfer or sell assets, pay dividends or distributions, redeem subordinated indebtedness, make certain types of investments or make other restricted payments, create or incur liens, consummate a merger, consolidation or sale of all or substantially all assets and engage in business other than a business that is the same or similar to the current business and reasonably related businesses. The A&R Credit Facility does, however, permit the Company to incur up to $20.0 million of indebtedness for the purchase of additional rigs or rig equipment.
The foregoing description of the A&R Credit Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of the facility, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1
Amended and Restated Credit Agreement, dated as of November 5, 2014, by and among Independence Contract Drilling, Inc., the Lenders party thereto and CIT Finance LLC, as Administrative Agent, Collateral Agent, and Swingline Lender

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Contract Drilling, Inc.

Date: November 6, 2014	By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Amended and Restated Credit Agreement, dated as of November 5, 2014, by and among Independence Contract Drilling, Inc., the Lenders party thereto and CIT Finance LLC, as Administrative Agent, Collateral Agent, and Swingline Lender